RESTRICTED UNIT AWARD AGREEMENT

                         UNDER THE AMENDED AND RESTATED
                       ALLIANCE PARTNERS COMPENSATION PLAN

         You have been granted restricted Units under the Amended and Restated Alliance Partners Compensation Plan (the "Plan"), as specified below, in connection with your 1999 award under the Plan:

         Participant ("you"):       Robert H. Joseph, Jr.

         Amount of Award (to be
         converted to Restricted Units):   $460,000

         Date of Grant:    December 31, 1999

         Vesting Commencement Date:    January 31, 2000

         In connection with your grant of restricted Units, you, Alliance Capital Management Holding L.P. and Alliance Capital Management L.P. ("Alliance") agree as set forth in this agreement (the "Agreement"). The Plan provides a description of the terms and conditions governing restricted Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms completely supersede and replace the conflicting terms of this Agreement. All capitalized terms have the meanings given them in the Plan, unless specifically stated otherwise in the Agreement. The restricted Units granted under this Agreement are referred to in the Agreement as the "Restricted Units."

         1. Restrictions. Until restrictions lapse as described in Paragraph 2, you may not sell, transfer, pledge or otherwise assign or dispose of any Restricted Units.

         2. Vesting of Restricted Units. (a) Except as provided in Paragraph 2(b) below, restrictions will lapse with respect to the Restricted Units in equal annual installments during the applicable Vesting Period (as defined below), with restrictions as to the first such installment lapsing on the first anniversary of the Vesting Commencement Date set forth above, and restrictions as to the remaining installments lapsing on the subsequent anniversaries of the Vesting Commencement Date, provided in each case that you are employed by a Company on such anniversary. The Vesting Period is as set forth in the following table, based on your age as of December 31, 1999:

                            Your Age
                     As of December 31, 1999              Vesting Period
                      -----------------------              --------------

                     Up to and including 47                   8 years
                                48                            7 years
                                49                            6 years
                               50-57                          5 years
                                58                            4 years
                                59                            3 years
                                60                            2 years
                                61                            1 year
                           62 or older                   Fully vested at grant

                  (b) If your employment with the Companies terminates due to death or Disability, restrictions on any remaining Restricted Units that you hold as of the date of your termination shall immediately lapse.

         3. Forfeitures. If your employment with the Companies terminates for reasons other than death or Disability, you will immediately forfeit all of your rights and interests in any Restricted Units as to which restrictions have not previously lapsed, unless the Committee determines, in its sole discretion, to accelerate the vesting of those Restricted Units.

         4. Unit Certificates. Your Restricted Units will be held for you by Alliance. After your Restricted Units have vested, a certificate for those Units will be released to you.

         5. Distributions. Any distributions paid by Alliance Capital Management Holding L. P. in connection with Restricted Units (whether or not vested) will be paid directly to you.

         6. Section 83(b) Election. You agree not to make an election under section 83(b) of the Code with respect to your Restricted Units unless, before you file the election with the Internal Revenue Service, you (i) notify the Committee of your intention to file the election, (ii) furnish the Committee with a copy of the election to be filed and (iii) pay (or make satisfactory arrangements for paying) the necessary tax withholding amount to Alliance in accordance with Section 8.

         7. Tax Withholding. If the Committee determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to the Restricted Units, the vesting of Restricted Units, or an election under
Section 83(b) of the Code (a "Withholding Amount") then, in the discretion of the Committee, either (a) prior to or contemporaneously with the delivery to you of Restricted Units, you agree to pay the Withholding Amount to Alliance in cash or in vested Units that you already own (which are not subject to a pledge or other security interest), or a combination of cash and such Units, having a total fair market value equal to the Withholding Amount; (b) Alliance Capital Management Holding L.P. will retain from any vested Restricted Units to be delivered to you that number of Units having a fair market value, as determined by the Committee, equal to the necessary Withholding Amount; or (c) if Restricted Units are delivered without the payment of the Withholding Amount under either clause (a) or (b) above, you agree promptly to pay the Withholding Amount to Alliance on at least seven business days notice from the Committee either in cash or in vested Units that you already own (which are not subject to a pledge or other security interest), or a combination of cash and such Units, having a total fair market value equal to the Withholding Amount. You agree that if you do not pay the Withholding Amount to Alliance or make satisfactory payment arrangements as described above, Alliance may withhold any unpaid portion of the Withholding Amount from any amount otherwise due to you.

         8. Adjustments in Authorized Units. In the event of a partnership restructuring, extraordinary distribution or similar event, the Committee has the sole discretion to adjust the number of Restricted Units in accordance with the Plan.

         9. Administration. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon you. The Committee is under no obligation to treat you or your award consistently with the treatment provided for other participants in the Plan.

         10.      Miscellaneous.

                  (a) This Agreement does not confer upon you any right to continuation of employment by a Company, nor does this Agreement interfere in any way with a Company's right to terminate your employment at any time.

                  (b) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  (c) This Agreement will be governed by, and construed in accordance with, the laws of the state of New York (without regard to conflict of law provisions).


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

                  (d) This Agreement and the Plan constitute the entire understanding between you and the Companies regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

         BY SIGNING BELOW, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of December 31, 1999.

                                            Alliance Capital Management
                                                  Holding L.P.

                                            By: Alliance Capital
                                            Management Corporation, its
                                            General Partner

                                            By: /s/ Robert H. Joseph, Jr.
                                                -----------------------------
                                            Title  Senior Vice President
                                                   & Chief Financial Officer

                                            Participant

                                            /s/ Robert H. Joseph, Jr.
                                            -------------------------
                                            Name: Robert H. Joseph, Jr.


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